UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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AT&T Corp.

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     On March 3, 2005, David Dorman, Chairman and Chief Executive Officer of AT&T Corp., gave the following testimony before the Energy and Commerce Committee of the United States House of Representatives:

Additional Information.

     In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the proxy statement, and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

     SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

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The Testimony of
Mr. David Dorman
Chairman and Chief Executive Officer, AT&T Corp.

     Mr. Chairman and Members of the Committee, thank you very much for inviting me to speak with you today regarding the merger of SBC and AT&T, and the enormous benefits that the combination of these companies will bring to consumers and to the nation.

     My message to you today is that there is much to look forward to, and nothing to fear, from the joining together of two companies that share an ongoing legacy of innovation, integrity and reliability. Together we intend to set the standard for communications for years to come. Together, we create a national flagship carrier for the 21st century that, from “day one,” will be a leader in delivering seamless, secure, and cost-effective new communications solutions to our state and federal government customers, to residential consumers, and to small and large businesses, across the country and around the world.

     Together, AT&T and SBC will be able to bring advanced, IP-based broadband services to market more rapidly, more efficiently, and to a wider range of customers than either company could alone, accelerating broadband deployment and heightening competition for voice, data, wireless, and video services. Together, AT&T and SBC can provide the base that will ensure that the United States, in the face of increasing global competition, retains its traditional role of undisputed leader in global communications, and that our national economy obtains all of the benefits that accompany that leadership role. And together AT&T and SBC can ensure that our valued government customers will receive the most advanced, secure, reliable, robust and resilient services and network capabilities.

WHY AT&T HAS AGREED TO THE MERGER

     I speak to you today from a unique perspective. When the 1996 Act was passed, I led Pacific Bell, one of the incumbent Bell companies that today is part of SBC. Today, I lead AT&T, where I have been since December 2000. So I am very familiar with the supremely talented and hard-working people, the best in class networks, and the research and innovation know-how of these two great companies. And as I look at the two companies’ assets, I see that they complement one another tremendously – two companies with very different focuses today that, when combined, will create a much better whole. And a key part of understanding why I think this combination is so good – both for consumers and for my shareholders – is the remarkable transformation that AT&T has experienced over the last few years.

     Most of you, and your parents and grandparents, have always known AT&T primarily as your phone company, a residential consumer-oriented company whose main business for more than a century was providing basic telephone services to the mass market. That is not the AT&T of today. The AT&T of today is a global IP networking provider with a software infrastructure that gives large businesses, state and federal agencies, and other communications providers the flexibility to deliver applications in a secure and reliable way. The reasons for that transformation are, I think, well known to all of you.

     AT&T has experienced an environment that has been very difficult for telecommunications companies: fraud and overinvestment, tremendous oversupply and pricing pressures, a wave of technological advances, and a shifting regulatory environment. Our traditional wireline services were being rapidly supplanted by wireless communications and Internet-based applications such as e-mail and instant messaging. Mass market customers were increasingly demanding broad bundles of communications and entertainment services, including services we are not well-positioned to provide. Customers were leaving. Prices were plummeting. Over the last five years, our revenues plunged from $49.6 billion in 1999 to $30.5 billion in 2004. Much of that decline came from our consumer services division.

     We knew we had to change, fundamentally and fast. I am proud of the very difficult transformation that we have accomplished. We determined that we would no longer actively compete in the traditional mass market and that we would turn our attention to delivering powerful networks, applications, and capabilities to business customers worldwide and to our valued government and wholesale customers. It is difficult for many to accept – and it was a painful choice for us to make – but we are no longer a residential consumer company. That is simply not a business that makes sense for AT&T today or going forward. I want to assure you that we will, of course, continue to support and provide first class service to our remaining mass market customers as they migrate to other active mass market providers. And I want to point out that by helping other companies find better ways to do business, AT&T continues to bring great benefits to all consumers nationwide.

     The combination with SBC will allow AT&T to continue this process of transforming its business in response to market and service developments. The combination will provide the increased scale and scope that are important to success in transforming our network to implement

IP-based technology and in bringing advanced, attractively priced services to market. It will enable us to expand and improve what, in our view, is already the finest global network in the world. It will ensure that AT&T’s strengths in the large business customer market can be deployed for the benefit of smaller businesses and residential customers, and that SBC’s strengths will enhance our ability to provide new and advanced services to large business customers. The combined company will have the ability and incentive to increase innovation and development of advanced services for the benefit of all customers, in the U.S. and globally.

THE MERGER WILL PROVIDE IMPORTANT PUBLIC BENEFITS

     Consumers of all types will benefit from this merger because of what the two companies share and, more importantly, because they have complementary and different strengths.

     The two companies share a common past and an ongoing legacy of innovation, integrity, reliability, and customer service.

     The two companies also bring together different strengths and product sets, ensuring that the merger will produce a combined company that is more than the sum of its parts. SBC is a provider of voice, data, broadband, and related services to consumers and businesses – especially small businesses – primarily on a local and regional basis in its 13-state region.

     AT&T has a different focus. We provide a broad array of voice, data, and IP-based services to customers on our global and national IP-based networks. We provide services to the largest businesses, government agencies, and wholesale customers. AT&T has a presence in more than 50 countries, allowing it to compete for the business of the largest global enterprises. AT&T Labs has ensured that the company has remained a leader in the invention and development of innovative services and advanced network capabilities.

     The combined SBC and AT&T will be a stronger and more innovative U.S.-based global competitor than either company could be alone. The merger will produce a flagship U.S. carrier that will offer the most efficient, highest quality capabilities to government, business, and residential customers nationwide and globally. The combined company will continue to provide U.S. government customers with the most advanced and secure services and network capabilities. The combined company will have the resources, expertise, and incentive to adapt the sophisticated products that AT&T has developed for its enterprise customers to the needs of small and medium businesses and consumers, as well as the marketing expertise and infrastructure to reach those customers.

     Combining the two companies’ core strengths will result in more investment in, and faster deployment of, innovative new technologies and network capabilities that will benefit all customers. The combination of AT&T and SBC will enhance competition, resulting in improved services and lower prices for consumers, and will not impede competition in any market.

     Let me elaborate on each of these points:

     Global Leadership. The transaction will establish a world leader in advanced communications services, which will provide very significant benefits for all American consumers. The nation’s economic growth and ever-improving standard of living have resulted, in substantial part, from the United States’ position as an undisputed world leader in communications. Recently, that leadership has been questioned, fairly or not, as European and Asian-Pacific carriers and technology companies have grown rapidly and other markets – different from our own for many and varied reasons – have surpassed the U.S. in broadband penetration.

     By combining firms that are recognized leaders in both enterprise and mass market services and in the design and engineering of local, broadband, wireless, and global networks, the merger will create an American carrier that will undoubtedly set the global standard for communications service leadership. The companies’ complementary strengths ensure that the combined company can rapidly complete the transformation of legacy networks to IP. These same synergies will drive the achievement of end-to-end service quality standards that previously have been unobtainable and will ensure the United States’ preeminence in communications.

     Service to Government. Federal government departments and agencies, including those with national security responsibilities and requirements, will directly benefit from the service and network improvements that this merger will enable. Today, AT&T provides advanced services to a broad range of government agencies, including those involved in national defense, intelligence, and homeland security. AT&T’s customers include the White House, the State Department, the Department of Homeland Security, the Department of Defense, the Department of Justice, and most branches of the armed forces. AT&T’s support of the intelligence and defense communities includes the performance of various classified contracts.

     The transaction will enable Government customers to receive the most advanced, improved services and network capabilities. SBC’s and AT&T’s separate networks will be transformed into a larger and more advanced IP-based network, which will be more reliable, robust, and resilient. As the Defense Department’s need for integrated, worldwide networks increases, a combined company will be better positioned than the individual companies to provide these networks on a secure, end-to-end basis.

     Increased Innovation. A crucial benefit of this combination for all consumers is greater research, development and innovation – especially for advanced and IP-based services and network capabilities. For customers, this should mean lower costs for existing services, the more rapid development of new services, and the development of services that otherwise would not exist.

     The merger will promote and widely distribute the benefits of innovation by enabling the combined entity to take greater advantage of the research and development capabilities of one of AT&T’s “crown jewels” – AT&T Labs, which is a direct successor to the Bell Telephone Laboratories. Innovations undertaken by Bell Labs and its successors have launched or proved instrumental to the development of basic innovations that have shaped our daily lives and launched entire industries.

     Innovative Mass Market Services. The transaction will increase innovation because the combined company will seek to develop and deploy, for smaller business and residential customers, the storehouse of existing and ongoing innovations produced by AT&T Labs for large enterprise customers. The potential benefits of research and development, however, are not limited to those customers. Breakthroughs that AT&T achieves in research and development aimed at producing new enterprise services, or providing those services more efficiently, often will have relevance to other services that could potentially be offered over the combined company’s network facilities, such as mass market services.

•	For example, AT&T is a global leader in the development of text-to-speech engines, synthesized voice capabilities, automatic speech recognition, and natural language speech understanding systems. These technologies have the potential to allow real-time translation services and exceptionally efficient customer care and relationship management capabilities. Accelerated deployment of these capabilities into residential and small business offerings holds the potential for significant public benefits, particularly for visually, hearing, and speech-impaired customers.

•	Similarly, AT&T Labs is a leader in the development of network security services for business customers. It is developing capabilities to detect unauthorized use of communications services and customer information. As demand for anti-fraud and security services among mass market and small business customers continues to grow, very significant public interest benefits may be realized by additional innovation the combined company will undertake to meet that demand.

•	AT&T Labs continues to develop advanced e-commerce support and enhancement capabilities. Translating these ongoing innovations from large business-focused services to services designed to meet the needs of smaller businesses and residential customers is another source of significant public interest benefits.

•	And AT&T Labs is developing an IP environment that can support a broad range of communications services, including video services. AT&T has also developed a number of innovations to make the delivery and use of video services far more effective than is achievable today, with clear benefits for smaller business and residential customers.

     Innovative Network Capabilities. In addition, combining the two companies creates scale and brings together complementary strengths that will lower the costs and increase the benefits of pursuing research and development initiatives – and thus increase the pace and breadth of innovation. AT&T’s unmatched research and development capabilities will be combined with SBC’s financial strength, capacity to capitalize on transformative opportunities, and its local network expertise.

     The merger will enable a more rapid transformation of the companies’ networks, which meet current needs efficiently, to a unified, IP-based service platform, with numerous advanced capabilities that will benefit customers. Developing these advanced network capabilities lies at the heart of AT&T’s and AT&T Labs’ core missions and expertise. Through the merger, SBC will bring to the combined entity the scale, greater financial strength, and network capabilities that ensure that the combined entity will have an increased incentive and ability to develop advanced network capabilities and related services and can do so much faster than AT&T would on its own. The resulting advanced networks can provide consumers of all types with the ability to choose, provision, change, and maintain their services with an almost unimaginably greater degree of speed, efficiency, and efficacy.

THE MERGER WILL ENHANCE RATHER THAN IMPEDE COMPETITION

     I believe that this transaction will only enhance competition in communications markets.

     The important network and service benefits I’ve described above reflect improvements in competition. The improved ability of the combined company to bring innovative and advanced services to market, for a broader range of customers, will expand customer choice and offer improved alternatives that competitors of all types will be forced to match. This includes cable, VoIP, and wireless competitors in SBC’s traditional local service region.

     I also believe that the transaction will inevitably lead to greater competition between the Bell companies themselves. The Bells today already compete against one another for wireless services. With this merger, the combined company will be competing for large business customers across the nation and very much in the local service territories of the other Bell companies. They will have to improve their services, both in their incumbent regions and beyond, if they are to remain competitive. And the combined company will continue to develop AT&T’s VoIP service, which is designed for residential customers throughout the nation in direct competition with the Bells’ local service offerings.

     For the reasons I’ve outlined above, the merger also will produce a more capable global competitor with a broader geographic scope of service and a broader line of more advanced services and network capabilities. This will benefit U.S. companies as they compete overseas and will benefit all communications customers as other global service providers must improve their offerings to compete effectively with the combined company.

     Nor will the transaction harm competition in any market, principally because the two companies’ businesses are largely complementary. In the mass market, SBC is a leading provider of service in its 13-state region, but AT&T is no longer an active mass market competitor in those states. AT&T’s earlier irreversible decision to stop actively marketing to such customers for either local or long distance wireline telephone service means that it is no longer a substantial competitor in mass market services. Removing AT&T as a separate service provider thus could not harm competition in the provision of those services to residential and small business customers.

     The merger will also not impair competition in the provision of services to business customers. The market for services to these customers is exceptionally competitive and will not be impaired by this transaction. Suppliers include interexchange carriers, systems integrators, equipment vendors and value-added service providers, other network providers, foreign carriers, CLECs, cable operators, and other ILECs. Moreover, because large business customers are highly sophisticated, have widely varied needs, and rely on complicated and detailed bidding procedures, providers cannot successfully engage in anticompetitive conduct. Given the number and diversity of competitors offering services and products to businesses and the sophistication of customers and the purchasing practices they employ, the marketplace will undoubtedly continue to be vigorously competitive after the merger is concluded. In these circumstances, the transaction cannot reduce competition for the business of these large customers.

     Nor is there any serious argument that the merger will diminish competition in wireless, international or Internet backbone services. SBC has a majority ownership interest in Cingular Wireless, but AT&T long ago divested itself of its interest in AT&T Wireless, its cellular service operation. Combining these companies results in the loss of no significant competitor.

     So, too, with international services. AT&T has an extensive global presence, especially for large business customers, but SBC provides only a very limited share of international communications. Provision of these services is, in any event, highly competitive and will remain unaffected by the merger.

     And while AT&T is one of the largest providers of Internet backbone services, SBC’s network is much smaller. AT&T – but not SBC – is a Tier 1 provider of Internet backbone services. Following the merger, at least five other Tier 1 providers will remain to provide robust competition in that market.

* * * *

     In conclusion, I would like to thank you again for the invitation to speak with you about the very significant consumer and public benefits that this merger will produce. This transaction will create an American global communications company for the 21st century – a company capable of delivering advanced services to customers of all types throughout America and around the world. And it will do so by increasing, rather than by posing a threat to, competition.

     I would be pleased to answer any questions that you may have.

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